Exhibit 99.2

Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

PARTICIPANTS

Corporate Participants

Deborah R. Gordon – Vice President-Investor Relations

Robert A. Cascella – President, Chief Executive Officer & Director

Glenn P. Muir – CFO, Director & Executive VP-Administration

Carl W. Hull – Senior Vice President & GM-Diagnostics Segment

Peter K. Soltani – Senior Vice President & GM-Breast Health

Other Participants

Vijay M. Kumar – Analyst, International Strategy & Investment Group, Inc.

Isaac Ro – Analyst, Goldman Sachs & Co.

Richard Newitter – Analyst, Leerink Swann LLC

Doug Schenkel – Analyst, Cowen & Co. LLC

David R. Lewis – Analyst, Morgan Stanley & Co. LLC

Amit Bhalla – Analyst, Citigroup Global Markets (United States)

Tycho W. Peterson – Analyst, JPMorgan Securities LLC

Anthony C. Petrone – Analyst, Jefferies & Co., Inc.

Bill R. Quirk – Analyst, Piper Jaffray, Inc.

Barbara Lennox Ketner – Analyst, Bank of America

Jason R. Mills – Analyst, Canaccord Genuity, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen and welcome to the Hologic Incorporated Fourth Quarter and Fiscal Year 2012 Earnings Conference Call. My name is Kelsey and I am your operator for today’s conference. Today’s conference call is being recorded and all lines have been placed on mute. I will now turn the conference over to Deborah Gordon, Vice President, Investor Relations. Please go ahead, Ms. Gordon.

Deborah R. Gordon, Vice President-Investor Relations

Thank you, Kelsey. Good afternoon and thank you for joining us for Hologic’s fourth quarter and fiscal 2012 earnings call. The replay of this call will be archived on our website through Friday, November 30, and a copy of our press release discussing our fourth quarter and fiscal year results as well as our first quarter and fiscal 2013 guidance is available on the Overview section of the Investor Relations page of Hologic’s website. Also in that section is the PowerPoint presentation related to the comments that will be made during today’s opening remarks.

Before we begin, I would like to inform you that certain statements made by Hologic during the course of this call may constitute forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the actual results to be materially different from any future results implied by such statements. Such factors include those referenced in our Safe Harbor statement and our fourth quarter fiscal 2012 earnings release and in the company’s filings with Securities and Exchange Commission.

Also during this call, we will be discussing certain financial measures not prepared in accordance with generally accepted accounting principles or GAAP. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures can also be found in our fourth quarter earnings release, including the financial tables in the release.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Please note, today’s call will consist of 30 minutes of opening remarks followed by a 30-minute Q&A session. We do need to limit each participant’s questions to just one with one related follow up if necessary, however please feel free to back into queue and if time permits, we’ll be more than happy to take your questions at that time.

Lastly, I would like to remind you of our upcoming investor meeting at RSNA in Chicago, during which we will discuss tomo from a commercial and an economical perspective. The event will take place on Tuesday, November 27, beginning at 8 a.m. Central Time. You may access the live webcast of the event on our IR website.

I would now like to turn the call over to Rob Cascella, President and Chief Executive Officer.

Robert A. Cascella, President, Chief Executive Officer & Director

Thanks, Deb. Well, good afternoon and thanks for dialing into our fourth quarter call. Joining me on the call today are Glenn Muir, our Executive Vice President and Chief Financial Officer; Carl Hull, General Manger of our Diagnostics Business; Peter Soltani, General Manager of our Breast Health Business; and David Harding, General Manager of International Operations.

Today I’ll summarize our fourth quarter performance. I’m also going to update you on the integration of Gen-Probe, including our expectations for synergies, review the market adoption of our Dimensions 3D tomo system and provide a brief review of some of the key businesses. Glenn will then give you a financial review in greater detail and introduce you to our first quarter and fiscal 2013 guidance. We’ll then open up the call for 30 minutes for Q&A.

So from a quarterly performance perspective, total revenues including two months of Gen-Probe increased 28.5% to $600 million on a non-GAAP basis. Excluding the revenue contribution from Gen-Probe during the quarter, legacy Hologic revenues were $499 million, which exceeded our guidance of $485 million, and represented growth of 7% on a year-over-year basis.

Our revenue outperformance was fueled by growth in all four business segments, strong Breast Health sales driven by both solid service revenues and conversion to 2D and 3D Dimensions, robust Diagnostics growth including ThinPrep and our legacy HPV products, high single-digit year-over-year growth in Surgical lead by strong MyoSure growth and an increase in NovaSure and finally increased Skeletal Health revenues in the high single-digits.

Non-GAAP earnings of $0.37 including Gen-Probe were $0.01 higher than the top of our guidance, nearly 11% over last year. Gen-Probe contributed $0.01 to quarterly EPS. I’m going to now discuss some of the individual business units and I’ll start with Diagnostics.

As you know, we closed the Gen-Probe acquisition on August 1, one month into our fourth quarter. The integration is progressing well. Overall we are encouraged by the progress. We remain confident in the original cost synergies estimate and continue to believe it was conservative, and to remind everyone, we talked about $40 million in the first year and $75 million within three years. We will continue to monitor our progress very closely.

As we previously noted, our success will be further enhanced by anticipated revenue synergies. We are working diligently to realize the full potential of these synergies. We’ve cross-trained the multiple sales forces in the U.S., our physician and lab sales teams are working under singular leadership with a cohesive strategy for driving market share. We conducted three very successful global sales meetings in September and October to better leverage our international infrastructure.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Most importantly, our sales teams and customers are excited about the combination of Hologic and Gen-Probe.

Operationally, many good things have been happening with the Diagnostic business. And we once again experienced strong performance in our legacy business as well as the addition of Gen-Probe. As you are aware the PANTHER launched in the U.S. a few months ago, we couldn’t be more pleased with its market reception to-date. Our worldwide installed base of PANTHERs stand at just over 200 units in both Diagnostics and Blood Screening. We believe that a target of 1,000 PANTHER units installed by the end of 2015 is most doable.

This is great automation for the middle tier of the lab market where higher growth is expected in the future. Our strategy of locking up sockets in a different segment of the lab market is already showing signs of traction. We expect roughly 50% of PANTHER placements will be in new mid-tier labs. Every one of these placements is an indicator of future assay revenues as test volumes ramp up and menu expansion occurs.

Aptima 2 is the flagship of our STD testing portfolio, which is now being introduced to an even broader segment of the lab market for PANTHER placements. We believe we will start to see incremental CT/GC volume on new PANTHER placements by the second half of this year.

In addition to the exciting news about PANTHER, we are highly focused on leveraging our 700-unit TIGRIS install base to promote organic growth in several key product areas, including CT/GC, Aptima HPV and Trich.

I recognize initially there were some question over how two HPV products would co-exist. Well our efforts to develop clear selling strategies, positioning both products to meet specific customer needs, is paying dividends. I’m encouraged with the flexibility the two offerings provide to us when addressing both the centralized and decentralized segments of the lab markets in the U.S. and abroad. And now with our APTIMA genotyping assay available, we have a complete portfolio of HPV offerings including a full complement of automation alternatives.

As for our legacy Hologic business, I’m thrilled with the growth of ThinPrep once again. We had a record quarter for worldwide ThinPrep volume. Our international business grew in the high-teens on a year-over-year basis.

In addition to ThinPrep, our Cervista business and overall legacy molecular business is growing at over 20% when compared to last year. As we enter into 2013 our strategy is very clear, we have four key elements of growth, international expansion of ThinPrep; organic growth of core assay volumes like CT/GC and HPV on TIGRIS; and new global socket placements for PANTHER, enabling volume and menu expansion. Finally, it is cultivating our other important Diagnostic product lines like blood screening and prenatal care.

From a critical product development perspective, in the near term we are focused on expanding the menu on PANTHER to include HPV, genotyping and Trich. Our goal is to have these approvals by the end of calendar 2013 or beginning of 2014. Longer-term we remain committed to expanding the capabilities on PANTHER into the virology market and expect to launch a PANTHER-based assay in 2014 outside the United States and the following year in the United States.

Going forward, we plan to report the results of all Diagnostic product lines under our Diagnostics segment. Gen-Probe will be folded into these results. We will report on progress made by important product lines like ThinPrep, HPV and CT/GC. As a baseline, we have provided you with our current install base of automation. In addition, we believe for 2013 our CT/GC product line will grow at low double-digit rate over 2012 and our combined HPV product line will grow at a rate greater than 20%.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Finally, our ThinPrep product line is expected to grow in the low to mid single-digits. This combined business is poised to capitalize on a terrific product portfolio, greater reach into the physician community and a global distribution platform. In short, we could not be more pleased with the Gen-Probe organization, its people, its products and the ease with which the integration has progressed thus far.

I’m now going to give you an update on 3D tomosynthesis. The commercialization of our Dimensions 3D systems continue to go quite well, evidenced by the fourth quarter results. As you will recall, in Q3 the faster than expected shift in demand from 2D to 3D units created a delay in installations and a higher than expected backlog of units, well, I’m pleased to report that we shipped all of those units during the fourth quarter. Based on Q4 installations, we met our goal of reaching 60% of the 500 to 700 unit target provided at the beginning of the year. We’re obviously very pleased with the traction. For 2013, we expect the installed base of units in the U.S. to nearly double.

We’re now going to give you an update on reimbursement. We told you that as we learn more about the timing of key clinical publications, we would provide you with updates on our current thinking regarding reimbursement. As you recall, we required these peer-reviewed papers to be published before we can begin our formal reimbursement process. The timing of the publications are naturally out of our control, but what we do know is that three key papers are now accepted and in the queue to be published. The three accepted papers are the prospective screening study by Dr. Skaane in Oslo and that was accepted by radiology, the Hologic reader study by Dr. Betty Rafferty at MGH that was also accepted by radiology and more recently a diagnostic paper by Dr. Zuley at UPMC which has been accepted by radiology and is current available as an e-publication.

The great news is the critical Oslo paper is accepted and being scheduled for publication and more importantly it is expected to confirm the extremely compelling cancer detection improvement being seen at sites around the world. However, this timing is now behind our original expectations. And our best estimate is that these papers will be published sometime in calendar Q1 or Q2 of next year.

Based on the anticipated timing of the published data, we will move to the next phase of our reimbursement strategy by summer or sooner depending on the actual timing of publications. As such, we are adjusting our expectations for reimbursement accordingly and believe we are looking for a reimbursement code by the end of calendar 2013. We believe the change will not impact our tomo expectations for 2013 and we remain confident in the long term potential of this extraordinary product.

In addition, we believe the published papers will further validate the clinical significance of this product and its ability to become the new standard of care in breast imaging. In the meantime, our customers continue to be reimbursed under the miscellaneous code structure recommended by the ACR. We continue to find 70% of our U.S. customers are submitting claims and are being reimbursed anywhere from $30 to $70 on top of their 2D reimbursement. Approximately two-thirds of claims submitted are successfully receiving this reimbursement.

Bottom line, reimbursement remains a key near-term priority for us, but the ultimate success of this product will be driven by its compelling clinical results and a competitive dynamic it creates within a community. It quite simply is better technology that will save lives and save money to the healthcare system. Women once made aware of its presence will demand 3D mammography.

And now I want to talk a bit about C-View. I’m extremely pleased the recent FDA panel overwhelmingly voted that our C-View synthesized 2D images, when used in place of traditional 2D images during a tomo screening exam is safe and effective and its benefits outweigh its risks. The panel agreed the combination of C-View plus tomo is clinically superior to 2D alone, which is similar to our current tomo labeling.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Although C-View went before the panel sooner than anticipated, the U.S. commercialization timeline will remain the same. Our early clinical experience in Europe indicates there is work to be done on C-View especially with image processing and the development of hanging protocols. Therefore, our original release date of calendar 2013 will be maintained.

Turning now to Surgical, well, Surgical business improved 8% on a year-over-year basis and 3% sequentially. And when adjusted for the discontinuance of Adiana, the business actually grew 17% over prior year. MyoSure performance was very strong in the quarter with revenues nearly tripling from a year ago. In addition, NovaSure remains – revenues also showed improvement and were up both year-over-year and sequentially.

Our strategy of taking away the Adiana distraction is showing signs of our early success. Our sales team is more keenly focused on growing sales of both MyoSure and NovaSure as well as some of our smaller product lines. We continue to invest heavily in our Surgical business, and are very pleased to have received the FDA clearance of both our MyoSure Light and our MyoSure XL. We believe both of these new offerings expand the market opportunity for transcervical fibroid removal. NovaSure is another area of ongoing product development and improvements, intended to allow us to maintain our number one market position. Overall, Surgical is expected to remain an attractive growth driver for us.

So in summary, we were pleased with our financial performance in the quarter and very encouraged by the substantial progress made with the Gen-Probe integration. We continue to deliver on our strategy to commercialize tomo in the U.S. and abroad. Our Diagnostics business, already performing well, has been materially strengthened with the addition of the Gen-Probe product lines. When combined with the new product cycle created by PANTHER, we expect attractive growth for years to come. Finally, our Surgical business remains promising with the huge potential of MyoSure and the early signs of NovaSure’s rebound.

With that, I’d like to turn the call over to Glenn to give you more details on our financials.

Glenn P. Muir, CFO, Director & Executive VP-Administration

Thank you, Rob. Consolidated revenues of $600 million this quarter are on an adjusted non-GAAP basis and include Gen-Probe revenues of $101 million for the two months following the acquisition. To further explain, these revenues include $11.6 million for Gen-Probe’s share of product used by end-use customers of Novartis in the quarter.

Gen-Probe has the collaboration arrangement with Novartis whereby Gen-Probe receives a portion of the Novartis revenue for screening blood donations. Under a GAAP and purchase accounting, we treated all inventory at Novartis at the time of the acquisition as unbilled receivables and recorded them at fair market value on August 1.

The Novartis customers subsequently used the product to screen donated blood this quarter, entitling us to our share. Since this amount had already been recorded in purchase accounting, there was no revenue to recognize. We believe adjusting revenue gives a more meaningful measure of Gen-Probe’s true sales in the quarter and is consistent with historical practice.

Year-over-year foreign currency had a $6 million unfavorable impact on consolidated revenues or a reduction of 130 basis points. On a constant currency basis, total growth was approximately 30%. Excluding Gen-Probe revenues, Hologic’s organic growth rate in constant currency terms was approximately 8%.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

As expected, the extra week in this year’s fourth quarter had no impact on our Capital Equipment business and had a bit more of an effect on our Service and Disposables product lines. Although the exact effect is difficult to quantify given the inherent nature of our sales patterns in the last week of any quarter, we believe it was less than $5 million. Even though this extra week contributed in part to the revenue growth, we didn’t see a corresponding EPS increase primarily because we absorbed a full week and disproportionate share of extra expenses.

Now turning to our operating segments, with the Gen-Probe acquisition Diagnostics is now our largest segment and represented 44% of total company sales for the quarter. Year-over-year revenues increased $114.6 million or 76.1%. On a constant currency basis the increase was 77.5%. Even excluding Gen-Probe, this segment was the largest contributor to consolidated revenue growth with revenues increasing $13.5 million or 9% and 10.4% year-over-year on a constant currency basis, so in summary, a very good quarter for our Diagnostics segment.

Looking at Hologic’s legacy Diagnostics business first, consistent with the prior quarter, almost 3/4 of this segment’s legacy growth came from our core Diagnostic products, primarily from ThinPrep, with the balance coming from our molecular Diagnostic product lines. Worldwide ThinPrep test volume increased to a new quarterly record and revenues increased 6% year-over-year and 3% sequentially. International sales continue to drive the majority of our year-over-year ThinPrep growth, most notably, sales by our TCT subsidiary in China, which once again had strong performance. We also continue to see steady pockets of growth from the rest of the world, mainly in emerging markets. We saw a strong performance again this quarter from our molecular business, led by our HPV products. Globally we experienced over 20% revenue growth in our two Cervista HPV lines, as well as in our molecular business overall, driven by double-digit increases in U.S. and international markets.

Turning to Gen-Probe results for the two month period, adjusted revenues were $101.1 million and were in line with our expectations. Clinical Diagnostics revenues were approximately $70 million, with the Aptima STD products being the largest contributor. Blood screening revenues were approximately $31 million. Due to the unique two month sub period, we do not have year-over-year reported numbers for comparison. However, we can tell you that both of the two primary segments were up on a year-over-year basis and the trends seen during this period are expected to continue and therefore are factored into our fiscal 2013 guidance.

Going forward, Gen-Probe has been incorporated into our Diagnostics segment and there will be no separate Gen-Probe segment to compare to prior quarters. Instead we will be speaking qualitatively about the key product contributors. Breast Health revenues increased $11.2 million, or 5.1% from last year, and represented 38% of total sales. On a constant currency basis, the increase was 6%. Total segment revenue growth was driven primarily by an increase in service revenues of 14.5%, while product revenues were up slightly, compared to last year and 9% sequentially. Product revenues on the mammography side were down slightly year-over-year as expected, due to both the ongoing shift to our Dimensions product lines from our legacy Selenia and economic weakness in international markets that resulted in lower sales. However on a sequential basis, mammography product revenues grew nicely in the low double-digits. Segment revenues also benefited from our breast biopsy line again this quarter, specifically Aviva, which grew almost 30% year-over-year.

Overall, we were particularly pleased with the Breast Health product revenues in the fourth quarter, which were the highest since the second quarter of fiscal 2008. Digital mammography product sales and associated service revenues represented 66% of the segment’s revenue with sales and service each contributing equally. Looking closer at digital mammography product sales, results were driven primarily by our Dimensions line, which represented 79% of worldwide digital mammography revenue and 66% of units this quarter and were significantly higher than one year ago.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Fourth quarter sales benefited somewhat from the delayed U.S. shipments of 3D tomos in backlog at the end of Q3, but strong Q4 orders resulted in a 17% sequential increase in the 3D tomo backlog. Worldwide 3D upgrade units increased 45% year-over-year and 12% sequentially and represented almost 25% of total tomo unit sales and almost 10% of tomo revenues. We continue to believe that over time all 2D Dimensions sold will be upgraded to 3D, and as such upgrades remain an important contributor to 3D tomo adoption.

Our GYN Surgical segment reported a $5.7 million increase in revenues or 7.7% year-over-year and 8.2% on a constant currency basis driven by strong MyoSure sales and positive NovaSure growth partially offset by the reduction in Adiana sales. Excluding Adiana revenues in both periods, GYN Surgical increased $12 million or 17% year-over-year. Improving NovaSure volumes in both the U.S. and international markets contributed to worldwide revenue growth of 3.4% and the first quarter of year-over-year increase since Q3 of fiscal 2011. MyoSure was the segment stand-out again this quarter, posting triple-digit sales growth in another quarter of record revenues.

Total legacy Hologic international sales grew 10% on a constant currency basis and with the addition of Gen-Probe were up 35%. International sales represented 25% of the total company revenues compared to 25% last year and 27% last quarter. Sequentially, the international sales mix declined slightly due to the typical softness in Europe during the summer months.

Next, a brief review of fourth quarter performance on the rest of the P&L; non-GAAP gross margins were 62.2%, up 30 basis points year-over-year, up 20 basis points sequentially and within our guidance range. All four segments posted higher gross profit dollars in the fourth quarter, and two segments – Breast Health and GYN Surgical – posted higher gross profit margins compared to last year. Total Diagnostics gross margins declined 470 basis points, primarily due to mix shift and certain one-time service and manufacturing costs in the legacy Hologic business and, to a lesser extent, from the contribution of Gen-Probe since close. We were pleased with the improvement in GYN Surgical gross margins up 310 basis points, due primarily to the favorable mix shift from Adiana to MyoSure devices.

Non-GAAP operating expenses increased $43 million or 30% to $186.6 million. Excluding Gen-Probe expenses, Q4 operating expenses increased $10.6 million or 7.4% to $154.1 million, compared to $143.6 million last year. The increase in operating expenses was driven by higher variable costs, consistent with the higher revenues. Our non-GAAP adjusted net income increased $9.5 million or 10.7% to $98.3 million this quarter, and operating expenses were 31% of sales, the same as the prior year. Non-GAAP EPS was $0.37 this quarter, with Gen-Probe adding a $0.01 of accretion. Legacy Hologic EPS was $0.36, at the high end of our guidance range of $0.35 to $0.36.

For the full year of fiscal 2012, we reported non-GAAP revenue growth of 12.6% over fiscal 2011 or 13.2% on a constant currency basis. Excluding Gen-Probe revenues, fiscal 2012 organic growth was 7%, and all four operating segments posted positive growth. On a non-GAAP basis, fiscal 2012 gross margins were 62% versus 61.7% a year ago and in line with our guidance of 62%. Operating expenses on a non-GAAP basis increased 12% year-over-year, representing 31% of total sales, consistent with prior yearend quarter. The increase in operating expenses was driven primarily by our acquisition of Gen-Probe. Excluding Gen-Probe, operating expenses increased 6% year-over-year to $595 million, slightly higher than the top end of our guidance range of $590 million but below our fiscal 2012 organic sales growth rate.

Non-GAAP adjusted net income increased 10% year over year to $367.8 million or $1.38 per fully diluted share. Excluding Gen-Probe, EPS was $1.37 which was in line with our guidance range of $1.36 to $1.38 and higher than last year’s $1.27 per diluted share. We continue to generate strong free cash flows and ended our fiscal year with a cash balance of $566 million, down approximately $147 million from the end of fiscal 2011 due to our acquisition of Gen-Probe. Working capital management and continued strong results from operations in fiscal 2012 generated over $400 million in operating free cash this year. Our strong balance sheet profile, combined with attractive long-term financings, allowed us to fund our acquisition of Gen-Probe.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
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Total debt obligations for the company at fiscal yearend total approximately $5.2 billion, resulting in a ratio of total debt to EBITDA of approximately 5.1. This includes the $3.5 billion in debt we borrowed to acquire Gen-Probe. As indicated at the time we announced the acquisition, our goal is to reduce this ratio to 2.5 over the next three years or by the end of our fiscal 2015. Debt reduction will be funded by the strong operating free cash flow the combined company will generate over this period and, for fiscal 2013, we estimate operating free cash flow will be approximately $600 million. Given our historic cash flow generation, coupled with Gen-Probe, we remain confident we will achieve this goal.

For purposes of your modeling cash flows and interest expense, I would like to remind you that our initial focus for debt pay down during fiscal 2013 is on the $775-million tranche of our Convertible Notes that are expected to be put to the company in December of 2013 as well as the $65 million in scheduled principal payments for our tranche A and B of our term loan. This, obviously, requires a substantial amount of cash so we plan to build our cash balance through fiscal 2013 and in fiscal 2014, focus on starting to pay down the remaining $3.5 billion in debt we borrowed to fund the Gen-Probe acquisition.

Now, moving on to guidance; we’ve fully detailed our guidance expectations in our Q4 earnings release and our supplementary PowerPoint presentation, both of which are posted on our IR website. The company’s guidance reflects its current operations including revenues from our approved and cleared products and recently acquired businesses. For Q1 of 2013, ending on December 29th, we expect non-GAAP revenues of $640 million to $645 million, representing year-over-year growth of 35% to 36%. This guidance excludes an expected purchase accounting reduction of $17 million related to our Novartis collaboration which I explained a few minutes ago.

Our guidance assumes constant currency rates with Q4 of FY 2012, the inclusion of Gen-Probe for a full quarter, the continued ramp-up of new products including the Dimensions and MyoSure systems, and an overall strengthening in each of the company’s operating segments. These increases are partially offset by a reduction in revenues related to Adiana which had an approximately $5 million in revenues in the first quarter of fiscal 2012. This guidance also reflects our expectations that year-over-year Breast Health will grow in the mid single-digits, Diagnostics revenues will double from last year’s Legacy Diagnostic revenues, GYN Surgical will grow in the low single-digits, and Skeletal Health will grow in the low single-digits, led by Mini C-Arm sales.

On a non-GAAP basis, we expect gross margins of approximately 62.5% to 63%; operating expenses to increase on a sequential basis to $195 million to $200 million or approximately 30% to 31% of revenues, primarily due to the inclusion of Gen-Probe’s operating results for a full three months, a general ramp-up due to increased revenues, and the seasonal increase related to trade shows, RSNA, and our national sales meetings; interest expense of approximately $55 million, this includes the additional interest related to the financing of Gen-Probe. We expect an effective tax rate of approximately 34% and 270 million of diluted shares outstanding for the quarter. All this results in non-GAAP EPS of approximately $0.37.

For fiscal 2013, which ends on September 28th, we are introducing guidance for non-GAAP revenues of $2.61 billion to $2.64 billion. Year-over-year this represents an expected increase of 30% to 31% over fiscal 2012 revenues of $2.01 billion. This guidance excludes an expected purchase accounting reduction of $22 million related to our Novartis collaboration and primarily reflects an increase in revenues related to our acquisition of Gen-Probe, mid single-digit growth coming from each of our Breast Health, GYN Surgical, and Skeletal segments. Our guidance also factors in a reduction in revenues related to Adiana which totaled $11 million in fiscal 2012.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
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On a non-GAAP basis, we expect gross margins to approximately 62.5% to 63%. The key drivers of future margin improvement are the expected revenue increases and the addition of the higher margin Gen-Probe molecular Diagnostic products. Operating expenses increased to $775 million to $800 million or approximately 29% to 31% of revenue, primarily due to the inclusion of Gen-Probe’s operating results for a full year and, to a lesser extent, a general ramp-up due to higher sales. In addition, we are expecting to incur approximately $25 million related to the medical device excise tax beginning on January 1st, 2013, and to record this charge as a general and administrative expense; interest expense to be approximately $220 million and this includes the additional and trust expense for the financing of Gen-Probe; an effective tax rate of 34%; and $272 million of diluted shares outstanding for the year. All this results in non-GAAP EPS of approximately $1.56 to $1.58 which implies growth of 13% to 14% year-over-year. This EPS guidance includes the impact of the medical device excise tax which we expect to be $0.06 dilutive.

In closing, we are pleased with our fourth quarter and ended the fiscal year on an improving trend. Our acquisition of Gen-Probe this year marks a key inflection point in the company’s history. We are well positioned for future growth, fueled by two compelling new product cycles, tomo and PANTHER in our two largest business segments, Diagnostics and Breast Health. We expect fiscal 2013 to be notably strong relative both to our historical operating and financial performance and to our med tech peers. Our guidance includes solid top-line growth, improving margins, and strong financial leverage from synergies and debt pay down.

And, with that, let me turn the call back to Rob.

Robert A. Cascella, President, Chief Executive Officer & Director

Thanks, Glenn. Look, in closing, this business clearly has many moving parts, some that are in our control and others that are not. It’s difficult to have a conversation these days without some reference to the shape of the global economy and what impact it’s going to have on our business next year. With the results of the recent presidential election, we know one thing for certain; we have a device tax to absorb within our cost of operations. There is a promise of expanded coverage for the uninsured and the potential of millions of new lives entering the healthcare system but it is unclear how this will be implemented. I do believe our products are well suited for healthcare reform in the U.S. since our predominant focus is wellness and prevention.

With all of these unknowns and a lack of clarity about the near to mid-term healthcare environment, we have taken a more conservative view with our guidance and the managing of our business. Fundamentally, we continue to emphasize three strategic elements for growth: organic growth, fueled by our expanded product portfolio; significant product development across all of our business units; and continued investment in our international expansion. Our priorities today are very clear: complete a flawless integration of Gen-Probe; focus sales and marketing efforts on new product cycles like tomo and PANTHER, with an aggressive socket strategy; and organically build a broader surgical franchise, enabling near adjacent expansion. As I have stated in the past, we have the best product portfolio in the history of Hologic, with each business unit poised for solid growth. There will always be some external headwinds; however, our long-term growth profile is incredibly strong.

Thank you for participating in the call, and we’ll now turn over the call to the operator for Q&A.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question will come from Ross Muken with ICI (sic) [ISI] (38:04).

<Q – Vijay Kumar – International Strategy & Investment Group, Inc.>: Hi. This Vijay, in for Ross. Thanks for taking my question. So, maybe the first question on the Breast side for Rob. Could you just give a little bit of color on the backlog? It was really strong, up 17%, and put that in context given that you expect the reimbursement code to be now pushed out. What gives you the confidence despite the delay in the push-out of this reimbursement code, given the macro environment, to see the continued strong growth in backlog and interest in tomo?

<A – Rob Cascella – Hologic, Inc.>: Well, we’re – the backlog increases is a reality. We did see that as a result of strong order activity in Q4. I think the real question about reimbursement and what impact that will have on our product is one of really timing. And, what I mean by that is I still believe we are at the very early phase of market adoption. And, as a result of that, the buyers that are interested in tomo today are buying it because they believe in the technology, they believe that there is a competitive advantage within their local community, and as a result they are almost being forced to buy the product. I think for much broader adoption, when we talk about 10,000 digital units eventually converting to 3D mammography, that will require reimbursement in order for that level of adoption. So, yes, it is certainly a complication that reimbursement is delayed. We don’t think that that materially impacts what happens this year. If the U.S. economy changes dramatically because of either a healthcare reform or otherwise, it’s not going to be because of reimbursement that there will be headwinds on that product. It will be much more that those capital – general capital equipment freeze.

<Q – Vijay Kumar – International Strategy & Investment Group, Inc.>: Great. So, maybe switching gears to the Diagnostic portion, maybe, Carl, you could answer this one. On the color on PANTHER, I thought the 200 system placements that came in really strong, better versus I think what most had expected. Could you just give some color on – when you talk about the 50% new placements, were they competitive displacements? What are you seeing on the pull-through on the box and what kind of tests are being run? Is it HPV? Is it Trichomonas? Is it [indiscernible] (40:26)? Maybe some comment on the mix?

<A – Carl Hull – Hologic, Inc.>: Sure, Vijay, I’d be happy to give you a little bit of color. We’re very, very pleased with how PANTHER is going so far. We’ve been on the market for about a year and a half in Europe and that’s continued to look good for us from a placement point of view. But, the introduction here in the U.S. earlier this year has really accelerated the placement rate for the systems and our funnel is full. So, as we look at future placements, we also feel optimistic based on the performance to date. And, most importantly, and I think Rob touched on this, is the continued extremely positive customer reactions to the system that are driving placements and we feel that that trend is going to continue in the near term. Right now, as you may recall, the focus of our sales efforts is on the APTIMA Combo 2 Assay, the first assay that was approved here in the United States and we expect future assay menu expansion along with incremental revenues as we add Trich and HPV to it over the course of really the next 14 to 16 months. So, all in all, we’re very happy.

<Q – Vijay Kumar – International Strategy & Investment Group, Inc.>: Thank you.

Operator: Moving on to Isaac Ro with Goldman Sachs.

<Q – Isaac Ro – Goldman Sachs & Co.>: Good afternoon. Thanks for taking the question. Could you guys maybe speak generally on what you’re seeing in pricing trends for Diagnostics? And, the reason I ask is we’re, obviously, looking at a pretty stagnant volume environment and as we’re thinking about capital spending from a lot of your customers in that market, wondering what you’re seeing is pushback both in your new products as well as your mature products?

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
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<A – Rob Cascella – Hologic, Inc.>: And you asked, Isaac, about Diagnostics specifically?

<Q – Isaac Ro – Goldman Sachs & Co.>: Yes. Thank you.

<A – Rob Cascella – Hologic, Inc.>: Yeah. Look, the market that seems to be under a lot of pressure relative to pricing is HPV and that shouldn’t be a surprise to anyone. There’s a lot of new competition and we’re seeing that on a global basis. We have not seen that relative to our CT/GC franchise, and we believe that, obviously, there’s a decision path that’s being made relative to automation workload and the – workflow and the quality of our assay and we have not seen the threat in that business as of yet. So, if I were to categorize where we see the greatest decline, it’s new business for us so it’s not an erosion in our AUPs or otherwise is in the HPV market.

<Q – Isaac Ro – Goldman Sachs & Co.>: Fair enough. And, then maybe second question on cost synergies; Glenn, in the past you guys have done a very good job on delivering there. Could you maybe comment on any incremental opportunities that you’ve found since the deal closed? And, maybe give us some color on what the battle plan looks like over the next three to six months.

<A – Glenn Muir – Hologic, Inc.>: Well, I think we’re pretty happy with what we’ve found. We went into the – day one with a pretty good, thought-out game plan on what we were trying to achieve with the sales force and how we were going to align all the facilities. So, we’re right on track to where we want it to be. We talked about the $40 million in year one but clearly we’ll do much better than that for this first year in fiscal 2013 and we’ll get up to that $75 million in annual synergies as quick as we can.

<Q – Isaac Ro – Goldman Sachs & Co.>: Got you. Thank you.

Operator: Our next question comes from Richard Newitter with Leerink Swann.

<Q – Richard Newitter – Leerink Swann LLC>: Hi, guys. Thanks for taking the questions. If I could just maybe start first on tomo on your reimbursement commentary; can you just describe what the – what you have to set in motion and what exactly gets pushed back in the times lines for when we see a publication and what happens on the back-end?

<A – Peter Soltani – Hologic, Inc.>: Sure, Rich. This is Peter. Yes, so really the trigger for starting the more formal discussions with the appropriate entities is having peer review publications in the end. And, we know at this point there are three key ones that we’re looking for. One, we were just notified there is in Epub form that’s the diagnostic study by Dr. Rita Zuley from UPMC and that’s – in Radiology. The other two, as Rob had mentioned earlier, Dr. Rafferty’s paper which is essentially our FDA study and, of course, the Oslo study. They all have been – well, one is in Epub form. The other two have been accepted by Radiology and it’s just a matter of us waiting. As much as we wish we could move things ahead, we really don’t have any control over the editorial processes of the journal. So, we just need for these papers to be published and in our hand. At that point, we can go in and have substantive discussions and get that process moving forward.

<Q – Richard Newitter – Leerink Swann LLC>: Okay. And, then maybe just on your guidance, if you could – in the past you’ve mentioned your cost synergy assumptions and you’ve also emphasized that you’re not forecasting significant sales synergies. Is that the case with your current guidance relative to Gen-Probe? Or, can you talk about any expectations that you have from sales synergies that are or not included in your current guidance?

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
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<A – Rob Cascella – Hologic, Inc.>: Yeah, we’re not including substantial revenue synergies for one reason, not because we don’t believe in them. We believe they will come to fruition. But, all of those take a tremendous amount of time because, if you think about it, we’re really into a training mode. We’re into a strategic mode relative to unit placements and so on and so forth. The PANTHERs that are going in today, we’re growing volume. That is CT/GC only. As we get FDA approvals on that system, we’re going broaden the menu and we’ll be able to leverage more of our lab sales force and our physician sales teams to start driving more volume to those. So, I think we had said this earlier. We strongly believe that an added benefit is our revenue synergies. We just think that they materialize over a period of time.

<Q – Richard Newitter – Leerink Swann LLC>: Thank you.

Operator: And, we’ll now hear from Doug Schenkel with Cowen and Company.

<Q – Doug Schenkel – Cowen & Co. LLC>: Hi. Good afternoon. As you place more PANTHER instruments and as Chlamydia/gonorrhea volumes increase on PANTHER, are you seeing anything that would give you an indication of how Chlamydia/gonorrhea volumes on TIGRIS may be affected? And, how is this reflected into your guidance? And, then just as a somewhat related follow-up, Carl, any update you can provide on how Trich is impacting the annuity stream on TIGRIS? Thank you.

<A – Carl Hull – Hologic, Inc.>: Sure, Doug. I’d be happy to try and address that. I think fundamentally you’re looking at the question of whether there might be cannibalization on TIGRIS rather than on either side from the placement of PANTHER. Yeah, we certainly don’t see that at this point. I think it might be too early to tell but I would also tell you I don’t think that’s a realistic possibility. We’re really targeting PANTHER at places that we have not been able to place TIGRIS’s up until now. As a result of that, in many senses, those are incremental revenue. Now, we are converting some customers from the older semi-automated systems, so there would be a little bit of a substitution effect with APTIMA revenues run on our older generation products, but I really don’t see that on TIGRIS and I don’t see that either with CT/GC or Trich.

<Q – Doug Schenkel – Cowen & Co. LLC>: So, the important point there is given a lot of these volumes are done today on TIGRIS instruments at large reference labs, just because you are now penetrating some of the relatively smaller labs, taking advantage of some of this decentralization trend, do you think the market is growing enough where there is not material cannibalization, nor will there be for the next year or so?

<A – Carl Hull – Hologic, Inc.>: We certainly think that we will outperform the old market growth rates, but I also think it’s important to point out that we are taking some of this business away from directly competitive assays. So, in that sense, it’s growth for us. It may not be growth for the market in those cases.

<Q – Doug Schenkel – Cowen & Co. LLC>: Okay. Thank you.

<A – Carl Hull – Hologic, Inc.>: You bet.

Operator: David Lewis with Morgan Stanley has the next question.

<Q – David Lewis – Morgan Stanley & Co. LLC>: Good afternoon.

<A – Rob Cascella – Hologic, Inc.>: Good afternoon.

<Q – David Lewis – Morgan Stanley & Co. LLC>: Guys, I would say the model is largely in line with our assumptions. A couple of points I wanted to push on if I could. The first is, just thinking about Diagnostic revenue for fiscal 2013, I don’t know if you’ve got a specific guidance figure, but it does look like organically that number is a little lower than we were expecting. Could you walk us through the organic growth for Diagnostics or the total growth you’re expecting organically would be more helpful and any of the pieces there we may be missing heading into fiscal 2013?

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<A – Glenn Muir – Hologic, Inc.>: Are we talking the first quarter, David, or fiscal 2013 in total?

<Q – David Lewis – Morgan Stanley & Co. LLC>: More interested in fiscal 2013 because it just appears that all your lines of business, Glenn, came in, in line or better than our model. Diagnostics is the one outlier. I’m just trying to understand if there was a – what’s the organic growth for 2013? Or, is there a dynamic we may be missing which is important to the Diagnostic growth rate for 2013?

<A – Glenn Muir – Hologic, Inc.>: Yeah. Well, there are a couple of pieces. I think for the other segment, the other three, if we look at the full fiscal 2013, we should be in this mid single-digit kind of growth. So, we’re kind of carving Diagnostics out a little bit because of the acquisition itself and there’s a couple of pieces. There’s Gen-Probe products, and there’s Hologic products. When we go forward in fiscal 2013, they’re all going to be sold by one entity, so it’s going to be very difficult to break them up into two segments. But I can tell you that when we think about the pieces of the products themselves that we’re looking at Gen-Probe products growing in a low-double-digit kind of ratio and the Hologic products in a low- to mid-single, the ThinPrep being on the low-single-digit side.

<Q – David Lewis – Morgan Stanley & Co. LLC>: Okay. And those are operational or quasi organic numbers, Glenn?

<A – Glenn Muir – Hologic, Inc.>: Yeah. Everything would be – well yeah, quasi organic, right.

<Q – David Lewis – Morgan Stanley & Co. LLC>: Okay, very helpful. And the second thing, Glenn, just numbers are pretty close to your operating expense assumptions that they would have expected, but incrementally, we found that gross margins were a little lower than we were expecting and operating expenses may be a little higher considering your synergies. Were there any reclassifications that are sort of pressuring gross margin heading into fiscal 2013?

<A – Glenn Muir – Hologic, Inc.>: No, there were no re-classes, but I think you were right, David, that in the quarter itself we really did have every tickup in some service, warranty and manufacturing costs that at the end of the day I think we’re more aligned to one-time of expenses that have been corrected going forward. So you are correct. The gross margins came in a few basis points less than where we would have expected.

<Q – David Lewis – Morgan Stanley & Co. LLC>: Okay, but that should resolve itself throughout the course of 2013?

<A – Glenn Muir – Hologic, Inc.>: Oh, we believe so, yeah. Yeah, it wasn’t re-classes, it was more one-time items.

<Q – David Lewis – Morgan Stanley & Co. LLC>: Great. Thank you very much.

Operator: Moving on to Amit Bhalla with Citi.

<Q – Amit Bhalla – Citigroup Global Markets (United States)>: Hi, everyone. I just had a – just wanted to understand the earnings guidance for 2013 for a second, $0.20 of accretion from Gen-Probe would make the base business essentially flat in earnings year-over-year. Glenn, can you just elaborate on that flat to slightly weaker earnings on the base business for next year?

<A – Glenn Muir – Hologic, Inc.>: Yeah, let me try, and this will be kind of high level, maybe kind of back of an envelope, if we could. You’re kind of alluding to our starting point today of the $1.38 where we ended fiscal 2012 and the pieces, I guess, we have to consider are, number one, the growth rate you have for Hologic on EPS going into FY 2013. So I don’t know what you had exactly, but I would think we’d be close to some kind of a double-digit growth on EPS.

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Hologic, Inc.	HOLX	Q4 2012 Earnings Call	Nov. 12, 2012
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<Q – Amit Bhalla – Citigroup Global Markets (United States)>: With the combined entity growing double-digits, but take the $0.20.

<A – Glenn Muir – Hologic, Inc.>: No. Hologic legacy. That would be the first piece without Gen-Probe. The second piece would be, as you mentioned, we talked before about when we look at Gen-Probe’s contribution in FY 2013, we’re looking for $0.20 accretion. And that also is a true statement. That is what we’re looking for in FY 2013. I don’t believe we’ve given full credit for all that expectation in the current EPS guidance for FY 2013. I would have to say we’ve been a little bit more conservative in building all of that in, simply because we’re at the very beginning of the year, and this is kind of consistent with past practice on how we think about the fiscal year itself. So I would remind you of those two pieces. But third, let’s not forget, that the other piece we have to contend with is that medical device tax as well, which we would not have had before and might not be built into your thought. So there is another nickel there, or $0.06 is what I said on the call.

<Q – Amit Bhalla – Citigroup Global Markets (United States)>: So you’re saying the base Hologic business earnings would grow double-digits, the Gen-Probe $0.20 of accretion you’re not fully putting it in there and device tax is another $0.06? Did I hear that right?

<A – Glenn Muir – Hologic, Inc.>: Well I think the most definitive of what I was trying to say is the $0.06. I was hoping to leave you with the thought that we were looking to grow the business on the Hologic legacy towards a double-digit growth and we certainly think we can get $0.20 out of Gen-Probe. But in our guidance, we’re not looking to guide anyone to quite that level this early in the year.

<Q – Amit Bhalla – Citigroup Global Markets (United States)>: Okay. I’ll follow up with you offline. But my second question just has to do with your Breast Health guidance. And I just want to clarify; I think you said in your prepared comments that Breast Health growth would be mid-single-digits in the first quarter and for the full year. But your slides say low-single-digits for the first quarter and high-single-digits for the full year. Can you just clarify what is Breast Health guidance?

<A – Glenn Muir – Hologic, Inc.>: I’m going to have to look at that slide. I think the mid – are we talking Q1 or fiscal year?

<Q – Amit Bhalla – Citigroup Global Markets (United States)>: For both. They’re both different in the slides versus what you said.

<A – Glenn Muir – Hologic, Inc.>: Well let me take a look at the slides and maybe we can come back to that after the next question. Give me a second to look at that.

<Q – Amit Bhalla – Citigroup Global Markets (United States)>: Okay, thanks.

<A – Glenn Muir – Hologic, Inc.>: Okay, sure.

Operator: Tycho Peterson with JPMorgan has the next question.

<Q – Tycho Peterson – JPMorgan Securities LLC>: Hey. First one, just – the contribution of the extra week, I know you quantified that. But you had 8% extra days and only 1% revenue benefit. Why wasn’t that more? I mean, 63% of your revenue is consumable, so why wasn’t it at a higher contribution?

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<A – Glenn Muir – Hologic, Inc.>: Yeah, I don’t think – well, that’s a tough one, Tycho, to look at it that way. It’s just doesn’t – it doesn’t work out on a weekly basis. I mean, at the end of the day, you have 13 weeks of selling effort in a 14-week period. I mean, it’s just the way salespeople are compensated and the commission plans run. You don’t get the full credit. It’s very clear in the capital equipment side that there was no impact. I mean, that was crystal clear. But even on the disposable side and with some of the surgical products, we didn’t see, and it’s not the last week of the quarter, it’s one of the weeks before the end of the quarter, we just didn’t see a big increase that we felt was related more than, maybe, up to $5 million for the quarter. So that is all that we thought it might be.

It’s a lot different on the expense side because you truly get 14 weeks of expenses, and it’s 14 weeks of everything. So the expenses had a far greater impact, having an extra week, than the revenues did.

<Q – Tycho Peterson – JPMorgan Securities LLC>: Okay. And then on HPV, I mean, given where you are, early days in the ramp, you’ve talked about it being up 20%, why isn’t that more, given where you are in the U.S. launch? Is it just the inherent negotiation time for the labs that it wouldn’t be up more?

<A – Rob Cascella – Hologic, Inc.>: I think that there’s a lengthy period of validation, Tycho, that goes on to every one of these new placements. So in some cases, months and months are passing by before we’re starting to see revenue. So we’re closing accounts. We have a substantial level of competitive takeaways. But we’re not seeing – we won’t see the benefit of it immediately. So I think that what we’re trying to explain and what we’re showing in our guidance is really that lag time and that transition to revenues.

<Q – Tycho Peterson – JPMorgan Securities LLC>: Okay, thank you.

Operator: And we’ll now hear from Anthony Petrone with Jefferies.

<Q – Anthony Petrone – Jefferies & Co., Inc.>: Thanks, gentlemen. One quick one for, Glenn, a clarification. Can you breakout the estimated EPS impact from Novartis this quarter and, maybe, what that is for next quarter, next year?

<A – Glenn Muir – Hologic, Inc.>: I’m sorry, the EPS...?

<A – Deborah Gordon – Hologic, Inc.>: Novartis impact.

<A – Rob Cascella – Hologic, Inc.>: The EPS impact on Novartis.

<A – Glenn Muir – Hologic, Inc.>: The EPS impact on Novartis, are we talking about the reduction and revenues related to purchase accounting adjustment or...?

<Q – Anthony Petrone – Jefferies & Co., Inc.>: Yeah, exactly. So it seems to be excluded from the guidance next year, the revenue guidance. So I’m wondering how that works down the EPS?

<A – Glenn Muir – Hologic, Inc.>: It all flushes through to EPS because what we did was we capitalized the amount of usage by the customer and billings that normally happen as a true-up during the quarter. We previously capitalized all that since the shipments left the docks of Gen-Probe. So as it would have been recorded in the quarter, the customers used the assays, it’s already in purchasing accounting, and it’s been allocated to all the accounts, so that effect in FY 2013 is the $22 million for all of fiscal 2013, and we’ll provide a non-GAAP adjustment to show revenues at $22 million higher for FY 2013.

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<Q – Anthony Petrone – Jefferies & Co., Inc.>: Right, right. So that non-GAAP of $1.56 to $1.58 already accounts for that?

<A – Glenn Muir – Hologic, Inc.>: It does.

<Q – Anthony Petrone – Jefferies & Co., Inc.>: Okay. And then, Rob, on tomo, just to go back to your comments earlier. You mentioned you can nearly double the base from where we are at the end of this year and, there’s a range that you had out there, 500 to 700, but it sounds like you’re effectively increasing that range. And so I’m wondering if I could...

<A – Rob Cascella – Hologic, Inc.>: Yeah, what we actually said was the 500 to 700 would happen within the two years following FDA approval, so we actually come to the conclusion of that period by the half.

<Q – Anthony Petrone – Jefferies & Co., Inc.>: Right.

<A – Rob Cascella – Hologic, Inc.>: And so what I’m effectively saying is, is that for all of fiscal 2013 whatever the installed base domestically is, we’ll virtually double or nearly double over the course of this year. So we’re really saying the 500 to 700 units is an old data point. We feel very confident that by the half, we will have met that number. And what we are trying to do by telling you that whatever the installed base of domestic units were as of the end of 2012 will nearly double over the course of 2013.

<Q – Anthony Petrone – Jefferies & Co., Inc.>: No, that’s helpful. And then last one real quick from me for Carl. The split for the 200 PANTHER installed base, I don’t know if you can give that U.S., OUS, I believe at the time of the acquisition it was 80 OUS and maybe perhaps a review on the average annuity stream for both of these systems. Thanks.

<A – Carl Hull – Hologic, Inc.>: Well, I think, Anthony, we’re probably not going to get into that degree of granularity on a go-forward basis with the instrument forecast. We are trying to give you a good starting point in saying that we’re north of 200 as it is right now, and I think I’ll just leave it at that. Our expectation in terms of the average reagent trails for PANTHER have always been that they’ll ramp as we introduce new menu to the system. And I don’t think we have been particularly able to give you a good number yet. I’d say after about two, three quarters of placement experience under our belt, people up to speed run a test to record, we’ll have a better handle on that, but we’re not seeing anything in the current trends that are different than our initial assumptions.

<Q – Anthony Petrone – Jefferies & Co., Inc.>: Great. And just the split on the 200, PANTHER installed base?

<A – Carl Hull – Hologic, Inc.>: I don’t think we’re going to go OUS domestic on that on a go-forward basis.

<Q – Anthony Petrone – Jefferies & Co., Inc.>: Sure. Thanks.

<A – Carl Hull – Hologic, Inc.>: Okay.

Operator: Bill Quirk with Piper Jaffray has the next question.

<Q – Bill Quirk – Piper Jaffray, Inc.>: Yes, thanks. Good afternoon. So, first off, Glenn, just thinking about the commentary around your [ph] $40 million (61:53) first year going to $75 million over about three. Based on diligence, it looks like you guys are starting the plant consolidation phase and as well as consolidating from a sales force standpoint. So correct me if I’m wrong here, but this all seems to lead up to $40 million being an awfully conservative number here for fiscal 2013?

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<A – Glenn Muir – Hologic, Inc.>: I would agree with that statement.

<A – Rob Cascella – Hologic, Inc.>: Yeah. I think in fairness I think what we want to at least leave you with is a lot of the synergies that are coming out of the businesses have to do with plant closures. Those are now happening this year. So you’re right, there is sales force consolidation, there’s engineering consolidation, but a substantial amount of what we’re deriving from synergies has come from exiting the Madison facility and that’s 18 months to 24 months away.

<Q – Bill Quirk – Piper Jaffray, Inc.>: Okay, got it. I appreciate the clarification there. And then my follow-up question for Carl. Carl, can you talk a little bit about, if we think about the initial synergies from combining the two sales teams? Should we first think about Chlamydia, gonorrhea, and full Trich into say the back half of 2013? Or is it something that you think the team can deliver both roughly around the same time? Thank you.

<A – Carl Hull – Hologic, Inc.>: Sure, Bill. I’d be happy to. I think that you’re right in terms of the order. You’ll see CT/GC first and then it’ll be followed by trich. I would say that before we see substantial upside and top line growth here in the United States, you’re probably looking out another six months I’d say and then for the back half of the fiscal year I think you’ll begin to see the impact of CT/GC, and that’s because obviously it’s an established assay, the guidelines are there, and it’s the first product the combined sales forces will be detailing universally. Trich is right behind that, but I think trich in some cases, as you know, is still early in its development – market development phase, and so there’s a little bit more education that has to happen, and I would think that that would follow again probably over a three to six month period of time as you see the CT/GC.

<Q – Bill Quirk – Piper Jaffray, Inc.>: Very good. Thanks, guys.

<A – Carl Hull – Hologic, Inc.>: You bet.

Operator: We’ll hear from Lennox Ketner with Bank of America.

<Q – Lennox Ketner – Bank of America>: Hi, thanks so much for taking the question. I guess I just wanted to go back to the revenue guidance, cause I’m just struggling, and this may have to do with the conflicting numbers on Breast Health, but if my math is right, your overall revenue guidance implies that only about 3% to 4% pro forma growth, just making some assumptions on the Gen-Probe side. And yet every component of your revenue guidance is mid-single-digits or higher. Even if you assume Breast Health, which is always supposed to be low-single-digits, every other component is mid-single-digits, it’s somewhere between mid-single-digits and double-digit growth, so I’m just wondering how you get to the 3% or 4% revenue growth overall?

<A – Glenn Muir – Hologic, Inc.>: Okay. Well, the 3% to 4% does sound a little low, Lennox. Let me go back to the Breast Health guidance, if I can, and maybe we can try to reconcile that. I know Amit asked the question on Breast Health guidance because in my remarks I did talk about the first quarter of 2013 and I talked about fiscal 2013. And that Breast Health in both periods would grow in the mid-single-digits. Now I was talking year-over-year. So I was talking Q1 2013 over Q1 2012, and I was talking fiscal 2013 over fiscal 2012.

If you go to the presentation we have on our website, we have to be a little bit careful because the Q1 comparison is a sequential comparison with Q4 of 2012. So in that presentation we talked about Breast Health growing in the low-single-digits. And it’s close to flat because Q4 is always a strong Breast Health quarter for us. In Q1, we go into the RSNA period and there is always a little bit of softness in Breast Health. So that does sync up.

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When we think about fiscal 2013 over fiscal 2012, in the presentation itself, we do have in here Breast Health for the high-single-digits. And in fact, that is where we are. We’re between what I said, a mid-single and high-single. Both numbers are in fact correct. I know it sounds high, but we’re right in that range for Breast Health for FY 2013 that mid- to high-single-digit. That’s on the Breast Health, Lennox. I know I’m not sure that helps you on the overall 3% to 4%. But did that help?

<Q – Lennox Ketner – Bank of America>: Okay. But you think the 3% to 4% pro forma growth is too low? I mean I’m basically just making some assumption toward the overall Gen-Probe revenues would have been this quarter and adding in your 2012 numbers and I’m coming out to 3% to 4% pro forma growth.

<A – Glenn Muir – Hologic, Inc.>: Yeah. Well I’d want to know what your pro forma number is. It’s hard for me to say without -

<Q – Lennox Ketner – Bank of America>: Okay.

<A – Glenn Muir – Hologic, Inc.>: I mean we should talk about your pro forma to make sure. If you’re not coming out to the guidance that we gave, something is wrong.

<Q – Lennox Ketner – Bank of America>: Okay. We can follow up offline. And then last question is just obviously MyoSure has been a good source of growth for you guys the last few quarters. I’m just wondering if there is any update on the litigation with Smith & Nephew there and kind of what the next steps are?

<A – Rob Cascella – Hologic, Inc.>: It’s very early on and normally we don’t share the details, Lennox. I think we have a ways to go. We’re certainly optimistic about our positioning on this and we haven’t really even begun the appeals process.

<Q – Lennox Ketner – Bank of America>: Okay, thanks very much.

Operator: Ladies and gentlemen we have time for one additional question, which will come from Jason Mills with Canaccord Genuity.

<Q – Jason Mills – Canaccord Genuity, Inc.>: Thanks for fitting me in here, Rob and Glenn. Glenn, first question going back to David Lewis’s question on gross margin, just trying to get a sense for your guidance rather to sort of the combination of the two businesses would suggest gross margin on a sort of pro forma basis would be, 100 basis points higher or so relative to what the guidance you did give. So just curious your thoughts on why the gross margin guidance isn’t a bit higher.

<A – Glenn Muir – Hologic, Inc.>: Yeah, I think when we – there’s a few positives when we look a fiscal 2013 and those positives are that the Gen-Probe gross margins in general are higher than our corporate average. They’re not as high as some of our surgical products or ThinPrep, but they’re in fact higher than our corporate average itself, but you’re correct that, that revenue introduction is going to help positively on those gross margins. In addition to that, we are talking about overall growth in all of our segments which is going to help drive the gross margins up, as well. So when we look at FY 2013, what I would say is FY 2013 is higher than FY 2012, and it’s about 100 basis points higher.

So your question is could it even be 100 basis points higher than that, and I think there is some room there. I mean, once again, this is early on for the fiscal year. It’s early on in our guidance, and we would like to see how the year plays out and what the mix is between our domestic and international, because there’s a big focus for us right now on international. And we all know the international gross margins are a little bit lower than the domestic. So since it’s early in the year, this is the range that we’re the most comfortable with to start off.

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<Q – Jason Mills – Canaccord Genuity, Inc.>: Okay, that’s very helpful. And Rob, on the Breast Health side, I was just wondering your thoughts on, clearly your guidance seemingly reflects some appreciation for the capital equipment market, the global economic situation that you find yourself in, as well as the reimbursement timing. Just wanted to get a sense for if those things were more on the positive side than they are, and clearly from a global economic perspective it’s a fluid situation but if we were sitting here talking about a more optimistic purview in terms of the global economic situation, as well as reimbursements sort of being along the lines of your original expectations. Just wondering if you would humor us with your thoughts on what your guidance may have been with those two things on a more positive light, just given the underlying trends in the business were positive in the quarter.

<A – Rob Cascella – Hologic, Inc.>: Yeah, look, clearly the situation in Europe is not improving, and that’ a major market for tomosynthesis. There’s a lot of uncertainty here in the States and reimbursement being a major factor in all of that, relative to the economic decision-making process. My point earlier about it did not impact our guidance, but I still believe the product is at a very early stage in its adoption. So sure, would we if all of the things magically changed tomorrow and the economic situation cured itself and we had reimbursement, would we have an uptick in the number of units that we’re comfortable quoting? Yes. What that number is? Unfortunately, off the top of my head, I wouldn’t want to venture a guess. But, yes, there would be some positive movement as a result of that.

<Q – Jason Mills – Canaccord Genuity, Inc.>: Sure. I understand. I guess we have to model out beyond the year in which you give guidance. So as we think about sort of fiscal 2014 time period, those comments are helpful.

<A – Rob Cascella – Hologic, Inc.>: Look, I think we said that this tomo installed base – or the installed base of digital mammography is going to turn over in a three to five year period. And we see nothing that derails the adoption of tomo for the long-term. There’s always going to be these obstacles and kind of bends in the road. But we think, for the long-term, that digital mammography is replaced by 3D mammography and it will be a matter of years in terms of the growth cycle of that product.

<Q – Jason Mills – Canaccord Genuity, Inc.>: Thanks, Rob.

<A – Rob Cascella – Hologic, Inc.>: Sure.

Operator: And again ladies and gentlemen, that does conclude our conference or our Q&A session for today. I’ll turn the conference back to the speakers for additional or closing remarks.

Robert A. Cascella, President, Chief Executive Officer & Director

Nothing from our end. We really appreciated everyone participating in the call. And we’ll look forward to seeing everyone at RSNA this year. Thank you.

Operator: And again, ladies and gentlemen, that does conclude our conference for today. We thank you all for your participation.

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